EX-16.13.g
Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, Ohio 43215

May 1, 2015

Nationwide Mutual Funds
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406

Re:           Administrative Services Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Nationwide Financial Services, Inc. ("NFS") agrees that, with respect to the Nationwide Money Market Fund, a series of Nationwide Mutual Funds, NFS shall waive all or a portion of the Administrative Services Fee in an amount that may vary in order to ensure that each class of the Nationwide Money Market Fund maintains each day a stable net asset value per share of $1.00, for the period from the date of this Agreement through April 30, 2016.   NFS acknowledges that NFS shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Financial Services, Inc.

By:  /s/ Steven D. Pierce
Name: Steven D. Pierce
Title: AVP, External Funds Management

Your signature below acknowledges acceptance of this Agreement:

Nationwide Mutual Funds

By:  /s/ Allan J. Oster
Name: Allan J. Oster
Title: Assistant  Secretary
Date: May 1, 2015